EXHIBIT 99.1

FOR IMMEDIATE RELEASE

APRIL 22, 2004

BELDEN ANNOUNCES IMPROVING SALES AND EARNINGS

Belden Inc. (NYSE:BWC), a leading manufacturer of electronic cable, today announced that sales from continuing operations were $170.1 million in the quarter ended March 31, 2004, an increase of 10.9 percent over sales of $153.3 million in the first quarter of 2003. Income from continuing operations was $2.6 million for the quarter, or $0.10 per share, compared with income from continuing operations of $1.2 million, or $0.05 per share, a year earlier.

The $16.8 million increase in sales for the quarter year-over-year was attributed to currency exchange rates ($8.9 million), price increases, and increased unit volume. The sequential increase in sales from the fourth quarter of 2003 was $8.4 million, or 5.2 percent.

Cash flow from operations (including discontinued operations) for the first quarter of 2004 was an outflow of $8.3 million due to an increase in working capital, primarily accounts receivable, as a result of higher sales. Capital expenditures (including discontinued operations) in the quarter were $1.9 million, compared with capital expenditures of $4.2 million in the first quarter of 2003. Total depreciation and amortization expense in the first quarter was $6.5 million, compared with $9.1 million a year earlier. Depreciation and amortization expense from continuing operations was $5.6 million in the first quarter, compared with $6.2 million in the first quarter a year ago.

“Both sales and earnings were somewhat better than we anticipated,” said C. Baker Cunningham, Chairman of the Board, President, and Chief Executive Officer. “In addition to the effect of exchange rates, our North American electronics business experienced sales improvements across all markets, especially data networking and the industrial business. Much of this was due to our price increases, which we, like others in the industry, have implemented to recover the rising cost of copper and other materials. But the underlying volume also improved. The boost in volume helps our cost absorption, and we have been able to maintain and improve our margins. We are also reaping the savings from cost reductions made in 2003, including the closing of three manufacturing plants.

“This improving trend gives us even more enthusiasm for the planned merger of equals between Belden and Cable Design Technologies Corporation (NYSE:CDT), which we expect to complete during this second quarter of 2004,” continued Mr. Cunningham. “We are excited about our combined ability to build on the successes of both Belden and CDT in the most attractive networking, specialty and electronics markets.”

Electronics Segment

Revenues of the Electronics Segment in the first quarter ending March 31, 2004, were $148.6 million, an increase of 8.4 percent from revenues of $137.0 million in the first quarter a year ago. Year-over-year increases in sales in North America, arising both from greater unit volume across all product categories and from price increases, were partially offset by sales that were lower in Europe, despite favorable changes in the exchange rate of the euro and other currencies. The decline in European sales was due mainly to the discontinuation of certain non-strategic product lines since last year’s first quarter.

Operating earnings of the Electronics Segment were $10.4 million, or 7.0 percent of sales in the first quarter of 2004, compared with $7.0 million, or 5.1 percent of sales, in the first quarter of 2003.

“In the Electronics Segment, we increased the prices of essentially all products to recover rising costs of copper and other materials,” Mr. Cunningham said. “We believe that some of the volume increases we experienced in North America were due to customers buying ahead of our March 15 price increase. But the higher volume persisted after the increase took effect, and distributor inventory has risen only slightly. In Europe, our price increases have been slower to take effect, and our margins have been affected unfavorably by the higher cost of copper and other materials and by residual inefficiencies due to the closure of the German plant.”

Communications Segment

On March 18, 2004, Belden announced a definitive agreement to sell assets of its North American Communications business to Superior Essex Inc. Superior Essex will buy inventory and certain equipment, and will take over Belden’s supply agreements with major telecommunications customers, for an amount not to exceed $95 million. After the sale takes place, Belden will close its communications cable plant in Phoenix, Arizona. Belden and Superior Essex received notice on April 21, 2004 of early termination of the waiting period under the Hart-Scott-Rodino antitrust laws, clearing the way for the transaction to proceed. The companies expect that the transaction will close during the second quarter of 2004. Because of the pending transaction, the North American operations of the Communications Segment are accounted for as discontinued operations. The continuing operations of the Communications Segment are the European operations with a manufacturing facility in Manchester, England.

Sales of the Communications Segment’s continuing operations in the first quarter of 2004 were $21.5 million, an increase of 32.3 percent from sales of $16.3 million in the first quarter of 2003. More than half of this $5.2 million increase in sales was due to currency exchange rates. Segment operating profit was $1.0 million, compared with $1.2 million in the same quarter a year ago.

“Our U.K.-based telecom business saw improvement in the level of sales to British Telecom and other customers. Offsetting this improvement were cost increases associated with the rapid change in demand. Rather than adding people, we chose to outsource a portion of our production this quarter. However, upon the completion of the merger with CDT, we will have additional alternatives,” said Mr. Cunningham.

The discontinued operations of the Communications Segment in North America generated a loss of $1.5 million after taxes in the first quarter of 2004, compared with an after-tax loss of $3.5 million in the first quarter of 2003.

Outlook

The Company offered guidance regarding expected revenues and profits from continuing operations for Belden alone, without giving effect to the merger with CDT that is expected to be completed before the end of the second quarter.

“Based on current orders, a steady, moderate improvement in volume is continuing broadly across all our product markets worldwide,” said Mr. Cunningham. “In addition, the full-quarter impact of the price increases already enacted this year will continue to drive consolidated revenue higher. However, if pre-buying has created some stockpiles in customers’ hands, the improvement in market demand might not be fully reflected in our second-quarter sales. That said, we believe that Belden’s continuing operations will generate sales at least five percent higher in the second quarter compared with the first quarter and that earnings per share will improve, perhaps to as much as twice the level of the first quarter.”

Forward-Looking Statements

The statements set forth under “Outlook” and any statements in this release other than historical facts are “forward-looking statements” made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on forecasts and projections about the industries served by the Company and about general economic conditions. They reflect management’s beliefs and expectations. They are not guarantees of future performance and they involve risk and uncertainty. The Company’s actual results may differ significantly from these expectations. Some of the factors that may cause actual results to differ from the Company’s expectations include general economic conditions, demand for the Company’s products, the Company’s ability to make planned strategic changes with respect to its Communications Segment operations in North America, changes in the cost of raw materials including copper, reliance on large customers, decisions of regulatory authorities in the United States and elsewhere, changes in foreign currency exchange rates, the outcome of negotiations with third parties, and unexpected events. There can be no assurance as to the timing of the closing of the merger of Belden and CDT, or whether the merger will close at all, or that the expected synergies and cost savings will be realized. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise, and disclaims any obligation to do so. For a more complete discussion of factors that might cause the Company’s results to differ from management’s expectations, please see Belden’s 2003 annual report on Form 10-K, filed with the SEC on March 4, 2004.

Additional Information

The Registration Statement on Form S-4 filed with the SEC on March 24, 2004 by Cable Design Technologies (CDT) includes the preliminary joint proxy statement and prospectus and other relevant materials regarding the planned merger of Belden and CDT. This document may be found in the Edgar database on the website of the Securities and Exchange Commission at www.sec.gov.

About Belden

Belden is linking people and technology by designing, manufacturing, and marketing electronic cable products for the worldwide broadcasting, industrial, data networking and communications markets. Visit Belden’s website at www.belden.com.

Contact:	Dee Johnson
Director, Investor Relations
314-854-8054

Following are comparative consolidated income statements for the three-month periods ended March 31, 2004 and March 31, 2003, segment information for the same periods, and condensed consolidated balance sheets as of March 31, 2004, and December 31, 2003.

BELDEN INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended March 31,	2004	2003
(in thousands, except per share data)
(unaudited)
Revenues	$170,103	$153,317
Cost of sales	137,820	124,427

Gross profit	32,283	28,890
Selling, general and administrative expenses	25,229	23,497

Operating earnings	7,054	5,393
Interest expense	3,166	3,250

Income before taxes	3,888	2,143
Income tax expense	1,244	907

Net income from continuing operations	2,644	1,236
Net loss from discontinued operations, net of tax benefit of $841 and $1,988, respectively	(1,496)	(3,534)

Net income/(loss)	$1,148	$(2,298)

Weighted average number of common shares and equivalents:
Basic	25,462	24,992
Diluted	25,820	25,091

Basic earnings/(loss) per share:
Continuing operations	$.10	$.05
Discontinued operations	$(.06)	$(.14)
Earnings/(loss) per share	$.04	$(.09)

Diluted earnings/(loss) per share:
Continuing operations	$.10	$.05
Discontinued operations	$(.06)	$(.14)
Earnings/(loss) per share	$.04	$(.09)

BELDEN INC.

SEGMENT INFORMATION

(in thousands)
(unaudited)

THREE MONTHS ENDED MARCH 31, 2004
				Total
				Continuing
	Electronics	Communications	Other	Operations
External customer revenues	$148,568	$21,535	$—	$170,103
Affiliate revenues	1,135	47	(1,182)	—

Total revenues	$149,703	$21,582	$(1,182)	$170,103

Operating earnings/(loss)	$10,395	$1,025	$(4,366)	$7,054

THREE MONTHS ENDED MARCH 31, 2003
				Total
				Continuing
	Electronics	Communications	Other	Operations
External customer revenues	$137,039	$16,278	$—	$153,317
Affiliate revenues	2,124	119	(2,243)	—

Total revenues	$139,163	$16,397	$(2,243)	$153,317

Operating earnings/(loss)	$6,976	$1,230	$(2,813)	$5,393

BELDEN INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2004	2003
(in thousands)	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$83,345	$94,955
Receivables	97,981	83,242
Inventories	82,240	80,958
Income taxes receivable	1,868	1,770
Deferred income taxes	11,344	11,070
Other current assets	5,642	6,218
Current assets of discontinued operations	117,487	106,178

Total current assets	399,907	384,391
Property, plant and equipment, less accumulated depreciation	183,600	189,128
Goodwill and other intangibles, less accumulated amortization	79,050	79,463
Other long-lived assets	5,363	6,008
Long-lived assets of discontinued operations	14,433	14,565

	$682,353	$673,555

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$92,319	$89,179
Current maturities of long-term debt	64,996	65,951
Current liabilities of discontinued operations	31,435	28,003

Total current liabilities	188,750	183,133
Long-term debt	136,000	136,000
Postretirement benefits other than pensions	9,954	10,201
Deferred income taxes	44,875	43,112
Other long-term liabilities	22,246	20,994
Long-term liabilities of discontinued operations	5,421	5,705
Stockholders’ equity Preferred stock	—	—
Common stock	262	262
Additional paid-in capital	39,651	39,022
Retained earnings	236,947	237,087
Accumulated other comprehensive income	7,008	7,461
Unearned deferred compensation	(2,971)	(1,700)
Treasury stock	(5,790)	(7,722)

Total stockholders’ equity	275,107	274,410

	$682,353	$673,555